Exhibit 10.1

Third Amendment to Employment Agreement

This Third Amendment to Employment Agreement dated June 3, 2010 (“Amendment”) is by and between David R. Asplund (the “Executive”) and Lime Energy Co. (formerly known as Electric City Corp.), a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated January 23, 2006, as previously amended (the “Employment Agreement”).  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement; and

WHEREAS, the Employment Period terminates on December 31, 2010, and the parties now find it desirable to extend the term of the Employment Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto hereby agree to the following amendment to the Employment Agreement:

1.             Section 1 is revised and replaced with the following:

Section 1.               Employment and Duties.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ Mr. Asplund as its Chief Executive Officer to render such services as would be customary for a chief executive officer and to render such other services and discharge such other responsibilities as the Board of Directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position of Chief Executive Officer. Mr. Asplund’s employment pursuant to this Agreement shall commence on January 23, 2006 and terminate on December 31, 2012 (the “Initial Employment Period”), unless earlier terminated pursuant to the termination provisions of this Agreement.  Notwithstanding the foregoing sentence, Mr. Asplund’s employment shall automatically renew for successive two-year periods (each, a “Renewal Period”) at the end of the Initial Employment Period, and at the end of each Renewal Period, unless notice of non-renewal is given by the Company on or before July 1st of the year in which the Initial Employment Period, or any Renewal Period, as applicable, would end, or unless this Agreement is terminated pursuant to the termination provisions of this Agreement.  In the event the Company provides Mr. Asplund with a timely notice of non-renewal, Mr. Asplund shall continue his employment according to the terms of this Agreement, until the end of the Initial Employment Period, or the Renewal Period, as applicable, unless the parties hereto agree on a different date.  Non-renewal of this Agreement by the Company shall be considered a termination in accordance with Section 3.6 of the Agreement, and termination shall take effect on the applicable date the employment ends, in accordance with the immediately preceding sentence.  The parties acknowledge and agree that certain provisions of this Agreement shall continue in effect following the termination of the Employment Period, as set forth herein. The non-renewal of Executive’s employment with the Company shall be at the will of the Company and there shall be no obligation on the part of the Company or the Executive to continue such employment.

2.             The first sentence of Section 3.1 is revised and replaced with the following sentence:

3.1           Term.  The term of employment under this Agreement (the “Employment Period”) shall be the Initial Employment Period and any Renewal Periods as provided in Section 1, unless earlier terminated pursuant to the termination provisions set forth herein.

3.             All other provisions of the Employment Agreement shall remain in full force and effect.

4.             The parties hereto acknowledge that the Compensation Committee of the Company may review Mr. Asplund’s salary at the end of each calendar year and make any recommendations for adjustment.

5.             This Amendment may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one document.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Employment Agreement as of the date first written above.

LIME ENERGY CO.

By:	/s/ Richard P. Kiphart
Name:	Richard P. Kiphart
Title:	Chairman

/s/ David Asplund
David R. Asplund